A PROFESSIONAL SERVICES FIRM

Certified Public Accountants | Business Consultants

dm-t

decoria • maichel • teague

7307 N. Division, Suite 222
Spokane, Washington 99208

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated December 19, 2017 with respect to the balance sheets of Timberline Resources Corporation as of September 30, 2017 and 2016, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report is referred to into the Registration Statement on Form S-1 (No. 333-218289) under the Securities Act of 1933 dated on or about March 22, 2018. We also consent to our firm referred to as 'experts' within the registration statement.

DeCoria, Maichel & Teague P.S.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
March 22, 2018